Exhibit 10.6

Directors’ Compensation effective for May 11, 2004 through May 10, 2005

All directors of the Bank and Trust Company receive $400 and $250, respectively, for each board meeting they attend. The non-employee directors of the Bank and Trust Company receive $150 for each committee meeting they attend. In addition, non-employee directors of the Bank and Trust Company are paid an annual retainer fee of $7,000 and $2,500, respectively, except that directors serving on the Bank board who also serve on the Trust Company board receive an additional $1,000 instead of $2,500 annual retainer for serving on the Trust Company board. All Company directors have been elected as directors of the Bank, but there is no assurance that this practice will continue. Not all Company directors serve as directors of the Trust Company. There are no additional fees paid for being a Company director.

The Company also pays for all directors and their spouses to attend regular director seminars.

Directors who are employees of the Company and its subsidiaries receive the stated fees for attendance at Board meetings, but do not receive any fees for committee meetings and are not paid annual retainer fees.

Non-employee directors are eligible for non-qualified stock options. See Exhibit 10.3 for details of agreement. All non-employee directors were granted 1,000 shares under the Company’s 1998 Stock Option Plan that become exercisable August 10, 2005, but there is no assurance that this practice will continue.